Exhibit (a)(11)

            TRADUCTION NON OFFICIELLE - POUR INFORMATION UNIQUEMENT

                               NIKU CORPORATION

                             LETTER OF TRANSMITTAL
             CONFORMEMENT A L'OFFRE D'ECHANGE, CONTRE DE NOUVELLES
            OPTIONS, DE CERTAINES OPTIONS DE SOUSCRIPTION D'ACTIONS
                 ORDINAIRES DE NIKU CORPORATION EN CIRCULATION
     AYANT UN PRIX DE LEVEE EGAL OU SUPERIEUR A 7,50 DOLLARS US PAR ACTION

            L'OFFRE, AINSI QUE LES DROITS D'ANNULATION ASSOCIES, ARRIVENT A EXPIRATION A MINUIT (HEURE DE LA COTE EST DES ETATS-UNIS) LE 12 MAI 2003, A
        MOINS QUE L'OFFRE N'AIT ETE PROLONGEE PAR LA NIKU CORPORATION

A :      Niku Corporation

         A l'attention de Kelly Collington et Eleanor Lacey, Gestion des actions

         305 Main Street

         Redwood City, CA 94063

         Etats-Unis



         Telecopie : + 1 650 298-4645



         La remise de cette Letter of Transmittal a une adresse autre que celle figurant ci-dessus, sa transmission par telecopie a un numero autre que celui figurant ci-dessus ou sa transmission par courrier electronique ne constitueront en aucun cas une remise acceptable.



         Conformement aux dispositions et sous reserve des conditions de l'Offre d'echange datee du 15 avril 2003 et de cette Letter of Transmittal, par la presente, j'apporte a l'offre d'echange les options suivantes de souscription d'actions ordinaires (ci-apres les " Actions d'options ") d'une valeur nominee de 0,0001 dollar US par action (ci-apres " l'Action ordinaire "), qui sont des actions Niku Corporation (ci-apres la "Societe ") existantes, en vertu du Niku Corporation 2000 Equity Incentive Plan, tel que modifie (ci-apres " l'Equity Incentive Plan"), du Niku Corporation 2000 Stock Incentive Plan (ci-apres "le 2000 Stock Plan") et du Niku Corporation 1998 Stock Plan, tel que modifie (ci-apres le "1998 Stock Plan "), et ci-apres collectivement avec le Equity Incentive Plan et le 2000 Stock Plan, les " Plans ", options dont le prix d'exercice est egal ou superieur a 7,50 dollars US (apres l'entree en vigueur de notre recent regroupement d'actions). Afin d'apporter valablement de telles options ou portions d'options a l'Offre, vous devez, en consequence, cocher l'une des cases ci-dessous, ainsi que remplir le tableau a la page 2 conformement aux Instructions n(degree) 2 et n(degree) 3 ci-dessous :



[ ]      L'ensemble de mes options octroyees eligibles, tel que cela est indique ci-dessous ; ou



[ ]      Les options octroyees eligibles (en Actions d'Options Integrales), tel que cela est indique ci-dessous.


                                                       Nombre d'Actions d'options a
                                                        apporter a l'Offre (doivent
          Date d'octroi de      Prix d'exercice de     imperativement etre un nombre
            l'Option (1)             l'Option         entier d'actions d'options) (2)


            ____________            __________                ______________


            ____________            __________                ______________


            ____________            __________                ______________


(1) Veuillez indiquer chaque option octroyee sur une nouvelle ligne, meme dans le cas ou plusieurs octrois ont ete effectues a la meme date d'octroi.

(2) Au cas ou vous apporteriez une quelconque option assujettie a un octroi particulier, vous devez imperativement apporter l'ensemble des options assujetties a cet octroi encore en circulation. Par ailleurs, au cas ou vous offririez de quelconques options octroyees en vue de les echanger, vous devez egalement offrir pour echange toutes les options octroyees que vous avez recues a compter du 15 octobre 2002, y compris les options dont le prix d'exercice est inferieur a 7,50 dollars US par action.

       Conformement a l'Instruction n(degree) 1 ci-dessous, veuillez joindre a cet engagement chaque contrat d'option en vertu duquel les options que vous offrez ont ete octroyees, le cas echeant. Au cas ou l'un des contrats representant vos options aurait ete perdu, detruit ou endommage, veuillez cocher la case correspondante et indiquer les numeros de ces options octroyees representees par vos contrats d'options perdus detruits ou endommages.

[ ]      Numero(s) des options octroyees a la Letter of Transmittal.



A l'attention de Niku Corporation :



         Conformement aux dispositions et sous reserve des conditions figurant dans l'Offre d'echange datee du 15 avril 2003 (ci-apres " l'Offre d'echange "), Offre dont j'accuse reception par la presente Letter of Transmittal, ainsi que conformement a la Letter of Transmittal (ci-apres " l'Engagement ", qui, avec l'Offre d'echange, selon ce qui pourrait etre modifie le cas echeant, constituent " l'Offre "), je, le soussigne, offre a Niku Corporation, une societe de l'Etat du Delaware (Etats-Unis) (ci-apres la " Societe "), par le present Engagement, les Actions d'options indiquees par la case cochee a la page 1 et par le tableau figurant a la page 2 de cette Letter of Transmittal (ci-apres les Options Apportees ") en echange d'un octroi effectue conformement aux dispositions et sous reserve des conditions figurant dans l'Offre, de nouvelles options pouvant etre exercees pour 1,15 Action ordinaire pour chaque action assujettie aux Options Apportees (arrondi au nombre entier d'actions inferieur), de la maniere ajustee pour tout fractionnement d'action, dividende d'action ou autres evenements similaires (ci-apres les " Nouvelles Options "). Toutes les Nouvelles Options seront assujetties aux dispositions et conditions du Equity Incentive Plan, ainsi qu'a celles d'un nouveau contrat d'options entre la Societe et moi-meme.



         Sous reserve de l'accord de la Societe et de l'entree en vigueur d'un tel accord d'echanger les Options Apportees conformement aux dispositions et sous reserve des conditions de l'Offre (y compris lorsque l'Offre a ete prolongee ou modifiee, conformement aux dispositions et sous reserve des conditions d'une telle prolongation ou modification), par le present Engagement ou sur ordre de la Societe, j'alloue et je cede a la Societe tout droit, titre et interet patrimonial que je detiens vis-a-vis des Options Apportees.



Par le present Engagement, je declare et certifie que je detiens les pleins pouvoirs et l'autorite necessaires afin d'offrir les Options Apportees, et que, sous reserve que les Options Apportees soient acceptees pour echange par la Societe, les Options Apportees seront libres et quittes de tout privilege, droit de retention, restriction, charge, servitude, contrat de vente conditionnel ou de toute autre obligation lie a la vente ou a la cession des Options Apportees (autrement que conformement au contrat d'options eligibles), et que les Options Apportees ne seront pas l'objet de quelconques oppositions. Sur demande de la Societe, je signerai et enverrai tout document supplementaire juge necessaire ou desirable par la Societe pour parachever l'echange des Options Apportees conformement aux dispositions de l'Offre.



         J'ai indique ci-dessous le nom du detenteur inscrit des Options Apportees, tel qu'il figure sur le contrat d'options ou sur les contrats d'options representant les Options Apportees, ainsi que le numero de securite sociale de ce detenteur inscrit. Dans le champs reserve a cet effet a la page 1 de cet Engagement, j'ai indique que j'offre (1) la totalite de mes options octroyees eligibles ou (2) certaines de mes options octroyees eligibles, et, dans chaque cas, j'ai indique au tableau figurant a la page 2 le numero d'octroi de chaque Option Apportee, la date d'octroi et le prix d'exercice des Options Apportees, et le nombre d'Actions d'Options qui seront offertes.



         Je comprends et reconnais que :

1. Je pourrai apporter a l'offre mes options en circulation en vertu des Plans dont le prix d'exercice est egal ou superieur a 7,50 dollars US (une fois que le regroupement d'actions recemment effectue par la Societe sera effectif). Je realise que je ne suis tenu d'apporter aucune de ces options. Cependant, au cas ou je choisirais d'apporter de quelconques options, je ne pourrai offrir que la totalite des actions assujetties a un tel octroi qui n'ont pas expire ou ete d'une autre maniere annulees ou exercees (aucune offre partielle d'options individuelles octroyees ne sera acceptee). Par ailleurs, au cas ou je choisirais d'offrir de quelconques options, je devrai offrir la totalite des options que j'ai recues a compter du 15 octobre 2002, y compris les options dont le prix d'exercice est inferieur a 7,50 dollars US.

2. L'ensemble des Options Apportees a l'offre de maniere appropriee avant minuit, heure de la cote Est des Etats-Unis, le 12 mai 2003 (ci-apres la " Date d'expiration "), ou a toute autre date jusqu'a laquelle la Societe a prolonge l'Offre, n'ayant pas ete retirees de maniere appropriee avant la Date d'expiration, qui pourrait etre une date repoussee, seront echangees contre de Nouvelles Options conformement aux dispositions et sous reserve des conditions de l'Offre, y compris des conditions enoncees aux sections 1 et 6 de l'Offre d'echange.

3. Au cas ou j'aurais coche la case figurant a la page 2 de cette lettre afin d'indiquer que l'un ou plusieurs des contrats representant mes Options Apportees ont ete perdus, detruits ou endommages, j'admets que de tels contrats d'options seront reputes resilies a compter de la date a laquelle la Societe accepte mes Options Apportees.

4. Une fois les Options Apportees pour echange acceptees par la Societe, je reconnais et conviens par la presente que le ou les contrats d'options auxquels les Options Apportees sont assujetties soient resilies et que les options en question soient annulees. La totalite des Nouvelles Options sera assujettie aux modalites et conditions du Plan d'incitation a l'epargne en titres de participation, ainsi qu'aux dispositions d'un nouveau contrat d'options entre la Societe et moi-meme, dont une copie me sera envoyee une fois les Nouvelles Options octroyees. Je realise que les modalites et conditions du Equity Incentive Plan, ainsi que celles du nouveau contrat d'options qui sera signe entre la Societe et moi-meme concernant les Nouvelles Options, pourraient contenir des modalites et conditions differentes de celles du Plan et de celles du contrat d'options en vertu duquel les Options Apportees m'ont ete octroyees, modalites et conditions differentes qui pourraient egalement m'etre moins avantageuses.

5. Les Nouvelles Options ne seront pas octroyees avant le premier jour ouvrable intervenant au minimum six mois et un jour apres la date a laquelle la Societe accepte pour echange et annule les Options Apportees, la date exacte devant etre fixee par la Societe qui sera seule juge en la matiere. La Societe prevoit actuellement d'octroyer les Nouvelles Options le 14 novembre 2003 ou aux environs de cette date, le premier jour ouvrable tombant au moins six mois et un jour apres le jour auquel la Societe prevoit d'annuler les Options Apportees. Les Nouvelles Options auront (a) un prix d'exercice egal a 100 % de la juste valeur de marche de l'action ordinaire de la Societe a une telle date d'octroi, valeur determine par la moyenne entre le prix du Closing Bid et le prix de demande de l'action ordinaire de la Societe affiche par l'indice boursier Nasdaq SmallCap Market a une telle date (sous reserve que l'action ordinaire de la Societe soit cotee a l'indice Nasdaq SmallCap Market a une telle date), et (b) leur calendrier d'attribution sera le suivant : A la date d'octroi, les actions soumises aux Nouvelles Options seront attribuees selon
         (i) le nombre d'actions qui auraient ete acquises a cette date si l'ancienne option n'avait pas ete offerte et selon (ii) le nombre d'actions qui auraient ete acquises a cette date si les Options Apportees avaient pu etre exercees pour quinze pour cent d'actions supplementaires. Les actions non acquises assujetties a la nouvelle option seront acquises au taux de 1/48eme du nombre total d'actions assujetties aux Nouvelles Options chaque mois a partir de la date d'anniversaire d'un mois de la date d'octroi.

6. Pour etre en droit de recevoir les Nouvelles Options, je dois imperativement etre employe de la Societe ou de l'une de ses filiales a compter de la date a laquelle j'apporte les Options Apportees et jusqu'a la date a laquelle les Nouvelles Options sont octroyees, et si, pour quelque raison que ce soit, mon emploi se termine au cours de cette periode, alors je ne recevrai ni de Nouvelles Options, ni une quelconque contrepartie, en echange des Options Apportees.

7.       En offrant les Options Apportees selon les modalites figurant a la section 3 de l'Offre d'echange et reproduites dans les instructions jointes aux presentes, j'accepte les modalites et les conditions de l'Offre. Le fait que la Societe accepte d'echanger les Options Apportees constituera un accord juridiquement obligatoire entre la Societe et moi-meme selon les modalites et conformement aux conditions de l'Offre.

8. Dans certaines circonstances enoncees dans l'Offre d'echange, la Societe pourra resilier ou modifier l'Offre, ainsi que repousser a une date ulterieure l'acceptation et l'annulation de sa part de toutes Options Apportees, et, dans ce cas, les Options Apportees fournies dans le cadre de cette Offre d'echange mais qui n'ont pas ete acceptees pour echange me seront renvoyees a l'adresse figurant ci-dessous.

9. Je suis conscient qu'une fois que les Options Apportees auront ete acceptees pour echange par la Societe, je ne detiendrai plus aucun droit en vertu des Options Apportees ou d'un quelconque contrat d'options ou de quelconques contrats d'options associes, contrat(s) d'options qui seront resilies une fois les Options Apportees annulees. Je suis conscient qu'en cas de fusion ou d'operation similaire, la Societe se reserve le droit de prendre toutes les mesures qu'elle jugera necessaires ou appropriees afin de parachever une operation dont le conseil d'administration de la Societe estime qu'elle est dans l'interet de la Societe et de ses actionnaires, mesures qui pourraient inclure la resiliation d'un quelconque droit a recevoir de Nouvelles Options ou toute autre forme de contrepartie en echange des Options Apportees.

10. Toutes les options que j'aurai decide de ne pas apporter a l'offre ou qui n'ont pas ete acceptees pour echange, en supposant que celles-ci ne doivent pas imperativement etre offertes pour echange tel que cela est decrit a la clause 1 ci-dessus, resteront en circulation et conserveront leur prix d'exercice, ainsi que leur calendrier d'attribution.

11. Je suis conscient que le cours de l'Action Ordinaire en vigueur sur les bourses de valeurs publiques variera dans le temps une fois la date d'expiration de l'Offre passee, a tel point que le cours de l'Action Ordinaire en vigueur sur les bourses de valeurs publiques pourrait, a un quelconque moment dans l'avenir, etre superieur au prix d'exercice des Options Apportees. En offrant les Options Apportees, je conviens de ne pas faire encourir a la Societe de quelconques pertes, reelles ou percues, resultant des fluctuations du cours de l'Action Ordinaire sur les bourses de valeurs publiques qui pourraient affecter de temps a autre le cours de l'Action Ordinaire a la suite de la date d'expiration de l'Offre.

12. La Societe m'a conseille de consulter mes conseillers comptables, financiers, juridiques et fiscaux a propos des consequences d'une participation ou non a l'Offre.

13. Je realise que, meme si mes Options Apportees acceptees pour echange peuvent etre considerees comme des options d'incitation a l'epargne en actions en vertu du Code fiscal des Etats-Unis (Internal Revenue
         Code), les Nouvelles Options que je recois seront des options d'incitation a l'epargne en actions uniquement dans les limites autorisees par le droit applicable. Je comprends egalement que si l'une quelconque de mes Options Apportees etaient partagee entre des options d'incitation a l'epargne en actions et des options sur titres non exemptees parce que mon octroi initial a excede $100 000, les Nouvelles Options seront des options d'incitation a l'epargne en actions uniquement dans les limites autorisees par le droit applicable et par le Equity Incentive Plan, et que toutes autres Nouvelles Options seront octroyees en tant qu'options sur titres non exemptees et ne pourront etre considerees comme des options d'incitation a l'epargne en actions en vertu du Code fiscal des Etats-Unis.

14.      J'accepte l'ensemble des dispositions et conditions de l'Offre.

         Toute autorite conferee par cet Engagement ou convenue d'etre conferee par cet Engagement ne sera aucunement affectee par mon deces ou par mon invalidite et lui survivra, et l'ensemble de mes obligations en vertu de cet Engagement sera obligatoire pour mes heritiers, mes mandataires personnels, mes successeurs ou mes ayants droits. Excepte tel que cela est declare dans l'Offre, cette offre est irrevocable.

         Je suis conscient et reconnais que l'Offre n'est pas proposee a des detenteurs (et aucune offre d'options ne sera acceptee de la part de, ou au nom de tels detenteurs) dans une quelconque juridiction dans laquelle le fait de proposer ou d'accepter cette Offre ne serait pas conforme au droit d'une telle juridiction.

         Au cas ou la signature ci-dessous serait celle d'un administrateur legal, d'un executeur testamentaire, d'un conseil judiciaire, d'un fonde de pouvoir, d'un dirigeant de societe ou d'une toute autre personne agissant en qualite de representant fiduciaire ou de fonde de pouvoir, je devrai imperativement indiquer le titre complet du signataire et inclure a cet Engagement les documents permettant de demontrer les pouvoirs dont cette personne dispose pour agir en cette qualite.


                         SIGNATURE DU DETENTEUR

                         X
                              (signature du Porteur ou du Signataire habilite -- voir
                              Instructions n(degree)1 et 4 ci-dessous)

                         Date: ____________________________________ , 2003


                         Veuillez ecrire clairement en lettres d'imprimerie:


                         Nom: ____________________________________________


                         Titre: __________________________________________


                         Adresse: ________________________________________



                         Numero de telephone:
                         (precede du code regional)  _____________________


                         Numero de contribuable/de
                         securite sociale: _______________________________

                                 INSTRUCTIONS



                 CES INSTRUCTIONS FONT PARTIE DES DISPOSITIONS

                           ET CONDITIONS DE L'OFFRE

1. Envoi de l'Engagement. L'original convenablement rempli et dument signe de cet Engagement (ou une telecopie de l'original), le contrat d'options en vertu duquel les Options Apportees ont ete octroyees, s'il est disponible, et tout autre document requis en vertu de cet Engagement doivent imperativement etre recus par la Societe a son adresse, telle qu'elle figure sur la page de garde de cet Engagement, au plus tard a la Date d'expiration. Au cas ou un quelconque contrat d'options en vertu duquel l'une ou l'autre des Options Apportees a ete octroyee ne pourrait pas etre renvoye a la Societe, vous devez imperativement cocher la case appropriee a la page 2 de cet Engagement et indiquer le numero de cet octroi d'options represente par un tel contrat d'options.

     La methode utilisee pour livrer tout document requis devra l'etre a votre option et a vos risques et perils, et la livraison de tels documents sera reputee effectuee uniquement une fois que de tels documents ont effectivement ete recus par la Societe. Au cas ou vous choisiriez d'envoyer vos documents par courrier postal, la Societe vous conseille de les envoyer par pli recommande avec accuse de reception. Aucun envoi par courrier electronique ne sera accepte. Dans tous les cas, vous devrez prevoir un delai suffisant afin de permettre la remise de tels documents dans les temps voulus.

     Les offres d'options effectuees conformement a l'Offre pourront etre retirees a tout moment avant la Date d'expiration, qui pourrait etre repoussee par la Societe conformement aux conditions de l'Offre. Par ailleurs, au cas ou la Societe n'aurait pas accepte vos Options Apportees a minuit, heure de la cote Est des Etats-Unis, le 10 juin 2003, vous serez en droit de retirer vos Options Apportees a tout moment a compter de cette date. Pour retirer vos Options Apportees, il est imperatif que vous en informiez la Societe par notification ecrite, notification qui pourra etre telecopiee a la Societe et qui devra comporter les informations requises a cet egard, tant que vous etes encore en droit de retirer les Options Apportees. Aucun envoi d'une telle notification par courrier electronique ne sera accepte. Aucun retrait ne pourra etre annule et toute Option Apportee retiree sera par la suite reputee ne pas avoir ete offerte de maniere appropriee aux fins de l'Offre, a moins que de telles Options Apportees n'aient ete de nouveau offertes de maniere appropriee avant la Date d'expiration, selon les modalites indiquees ci-dessus.

     La Societe n'acceptera aucune offre alternative, qu'elle soit conditionnelle ou non. En signant cet Engagement (ou une telecopie de ce dernier), tout detenteur d'Options Apportees renonce a tout droit a recevoir une quelconque notification d'acceptation de son offre, excepte selon ce qui est prevu par l'Offre d'echange.

2. Espace insuffisant. Au cas ou l'espace fourni dans cet Engagement de vente serait insuffisant, les informations a fournir dans le tableau figurant a la page 2 de cet Engagement concernant les options a offrir devront l'etre sur une feuille separee qui devra etre jointe a cet Engagement.

3. Offres. Au cas ou vous ayez l'intention d'offrir des options conformement a l'Offre, vous devez imperativement cocher l'une des cases figurant a la page 1 et remplir le tableau figurant a la page 2 de cet Engagement, ainsi que fournir les informations suivantes pour chacune des options que vous avez l'intention d'apporter : numero d'octroi, date d'octroi, prix d'exercice et nombre d'Actions d'options que vous apportez. Vous devez imperativement offrir la totalite des options en circulation en vertu d'une option octroyee individuelle qui restent en circulation. Au cas ou vous offririez de quelconques options octroyees, vous devez imperativement offrir la totalite des options octroyees que vous avez recues le 15 octobre 2002 ou apres cette date.

4. Signatures apposees a cet Engagement. Au cas ou cet Engagement serait signe par le detenteur des Options Apportees inscrit, alors la signature devra correspondre au nom figurant au recto du contrat ou des contrats d'options auxquels de telles Options Apportees sont assujetties sans aucune alteration, sans aucun agrandissement et sans aucun changement d'aucune sorte.

     Au cas ou cet Engagement serait signe par un administrateur legal, un executeur testamentaire, un conseil judiciaire, un fonde de pouvoir, un dirigeant de societe ou par toute autre personne agissant en qualite de representant fiduciaire ou de mandataire, une telle personne devra egalement le mentionner au moment de signer et des documents juges satisfaisants par la Societe demontrant l'habilitation d'une telle personne a agir de la sorte devront imperativement etre soumis conjointement a cet Engagement.

5. Demandes d'assistance ou d'exemplaires supplementaires. Toute question ou demande d'assistance, ainsi que toute demande de copies de l'Offre d'echange ou de cet Engagement supplementaires devront etre adressees a la Niku Corporation a l'attention de Mme Eleanor Lacey, Directeur juridique, 305 Main Street, Redwood City, California 94063 (telephone :
     (707) 665-3112, telecopie : (707) 665-2234 et adresse electronique : elacey@niku.com). De telles copies supplementaires seront fournies aux frais de la Societe.

6. Irregularites. Toute reponse aux questions concernant le nombre d'Actions d'options assujetties aux options qui seront acceptees pour echange, ainsi que concernant la validite, la forme, l'egibilite (y compris l'heure de reception) et l'acceptation pour echange d'une quelconque offre d'options, sera fournie par la Societe qui sera seule juge en la matiere, reponse qui sera sans appel et obligatoire pour l'ensemble des parties. La Societe se reserve le droit de rejeter toute offre d'options que la Societe estimera ne pas avoir ete soumise en bonne et due forme ou dont l'acceptation, selon l'avis du conseiller juridique de la Societe, est illegale. La Societe se reserve egalement le droit de renoncer a toute condition de l'Offre et a toute erreur ou irregularite d'une offre de quelconques options, et l'interpretation que la Societe fera des conditions de l'Offre (y compris de ces instructions) sera sans appel et obligatoire pour l'ensemble des parties. Aucune offre d'options ne sera reputee effectuee de maniere appropriee tant qu'une quelconque erreur ou qu'une quelconque irregularite n'aura pas ete corrigee ou annulee. A moins d'avoir ete annulee, toute erreur ou irregularite liee a des offres d'options devra imperativement avoir ete corrigee dans les delais fixes par la Societe. Ni la Societe, ni aucune autre personne ne sera tenue de mentionner une quelconque erreur ou irregularite affectant les offres d'options, et aucune personne ne subira un quelconque prejudice lie au fait de ne pas avoir mentionne de telles erreurs ou de telles irregularites.



IMPORTANT : Afin d'accepter l'Offre, cet Engagement (ou sa telecopie), accompagne de l'ensemble des autres documents requis, doit imperativement etre recu par la Societe au plus tard a la Date d'expiration. Vous devez imperativement envoyer une copie sur papier dument signee ou une telecopie de ces documents. Aucun envoi par courrier electronique ne sera accepte.

7. Informations fiscales importantes. Vous devez vous reporter a la section 13 de l'Offre d'echange, dans laquelle figure des informations fiscales importantes, avant de decider d'offrir de quelconques options. Au cas ou vous seriez employe par la Societe en dehors des Etats-Unis, le traitement de l'echange conformement au droit du pays dans lequel vous residez et travaillez pourrait etre different du traitement reserve a un tel echange aux Etats-Unis en termes d'imposition sur le revenu. Si vous etes employe par la Societe en dehors des Etats-Unis, veuillez vous reporter a l'Annexe B de l'Offre d'echange, dans laquelle pourraient figurer des informations fiscales importantes vous concernant.

     La Societe vous conseille de consulter votre propre conseiller fiscal afin d'examiner avec lui les consequences fiscales de l'Offre dans votre cas particulier en vertu du droit du pays dans lequel vous residez et travaillez.